As filed with the Securities and Exchange Commission on June 17, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_______________

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________

FIFTH & PACIFIC COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-2842791 (I.R.S. Employer Identification Number)
1441 Broadway
New York, New York  10018
 (Address of Principal Executive Offices)
_______________

Liz Claiborne, Inc. 2011 Stock Incentive Plan

 (Full Title of the Plan)
_______________

Nicholas Rubino, Esq.
Fifth & Pacific Companies, Inc.
Senior Vice President—Chief Legal Officer, General Counsel and Secretary
5901 West Side Avenue
North Bergen, New Jersey  07047
 (Name and Address of Agent for Service)

(201) 295-6000
(Telephone Number, Including Area Code,
of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

FIFTH & PACIFIC COMPANIES, INC.
POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY STATEMENT IN CONNECTION WITH THE FILING
OF A RELATED REGISTRATION STATEMENT ON FORM S-8
FILED PURSUANT TO INSTRUCTION E OF FORM S-8

 Fifth & Pacific Companies, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-8 (File No. 333-174783) (the “Registration Statement”), which was filed under the Registrant’s former name of Liz Claiborne, Inc.  Contemporaneously with the filing of this Amendment, the Registrant is filing with the Securities and Exchange Commission (the “Commission”) a new Registration Statement on Form S-8 (the “New Registration Statement”).  The New Registration Statement relates to the registration, among other offers and sales of shares of the Registrant’s Common Stock, of the offer and sale of 237,787 shares of the Registrant’s Common Stock, par value $1.00 per share (the “Carryover Shares”), pursuant to the Fifth & Pacific Companies, Inc. 2013 Stock Incentive Plan (the “2013 Plan”). The 2013 Plan is sponsored by the Registrant.

The Registrant had originally registered the Carryover Shares pursuant to the Registration Statement on June 8, 2011, in anticipation of granting awards pursuant to the Liz Claiborne, Inc. 2011 Stock Incentive Plan (the “2011 Plan”).  The 2013 Plan was adopted by the Registrant’s Board of Directors on February 19, 2013, and approved by The Registrant’s stockholders on May 14, 2013.  The 2013 Plan provides that as of the effective date of the 2013 Plan, the Carryover Shares shall be available for issuance under the 2013 Plan and not under the 2011 Plan.

Consequently, in accordance with the principles set forth in Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997 as supplemented) and Instruction E to Form S-8, (1) the Registrant is registering the offer and sale of the Carryover Shares pursuant to the 2013 Plan by means of the New Registration Statement, (2) the registration fee of $160.81  (out of a total registration fee of $2,028.85) that is allocable to the Carryover Shares, which the Registrant paid to the Commission in connection with the filing of the Registration Statement, is carried over to the New Registration Statement, and (3) the Registration Statement is being amended on a post-effective basis to describe the change from the 2011 Plan to the 2013 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Bergen, State of New Jersey, on this 14 day of June, 2013.

FIFTH & PACIFIC COMPANIES, INC.	FIFTH & PACIFIC COMPANIES, INC.
By: /s/ George M. Carrara	By: /s/ Michael Rinaldo
George M. Carrara Chief Financial Officer (Principal financial officer)	Michael Rinaldo Vice President - Corporate Controller and Chief Accounting Officer (Principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William L. McComb	Chief Executive Officer and Director	June 14, 2013
William L. McComb	(Principal executive officer)

/s/ George M. Carrara	Chief Financial Officer	June 14, 2013
George M. Carrara	(Principal financial officer)

/s/ Michael Rinaldo	Vice President-Corporate Controller and Chief Accounting Officer (Principal accounting officer)	June 14, 2013
Michael Rinaldo

/s/ Bernard W. Aronson	Director	June 14, 2013
Bernard W. Aronson

/s/ Lawrence Benjamin	Director	June 14, 2013
Lawrence Benjamin

/s/ Raul J. Fernandez	Director	June 14, 2013
Raul J. Fernandez

/s/ Kenneth B. Gilman	Director	June 14, 2013
Kenneth B. Gilman

/s/ Nancy J. Karch	Director and Chairman of the Board	June 14, 2013
Nancy J. Karch

/s/ Kenneth P. Kopelman	Director	June 14, 2013
Kenneth P. Kopelman

/s/ Kay Koplovitz	Director	June 14, 2013
Kay Koplovitz

/s/ Arthur C. Martinez	Director	June 14, 2013
Arthur C. Martinez

/s/ Doreen A. Toben	Director	June 14, 2013
Doreen A. Toben